KAUFMAN AND ASSOCIATES, PLLC
                            1639 south Carson avenue
                                 Tulsa OK 74119
                                 (918) 584-4463
                               Fax (918) 584-2207




September 16, 2005


Maxxon Inc.
9202 South Toledo Ave.
Tulsa, OK 74117


Ladies and Gentlemen:

         You have requested my opinion with respect to certain matters in connection with the filing by Maxxon Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities Exchange Commission covering the offering of (i) up to 12,000,000 shares and options to purchase shares of the Company's Common Stock, $0.001 par value under various Legal Service, Employment and Consulting Agreements.

         In connection with this opinion I have examined the Registration Statement and related Prospectus, the Company's Article of Incorporation and By-Laws, and such other documents, records, certificates, memoranda and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, I am of the opinion that the shares, when sold and issued in accordance with the Consulting Agreements, will be validly issued, fully paid and nonassessable.

         I call to your attention that I am a member of the Oklahoma Bar and Maxxon Inc., is a Nevada Corporation, I am however familiar with Nevada Corporate law to an extent where I am able to form this opinion.

         I am furnishing this opinion letter to you solely for your benefit in connection with the registration statement referenced herein. I disclaim any obligation to update this opinion letter for changes of fact, law or otherwise.

         I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.

Very Truly Yours,


/s/ RONALD C. KAUFMAN



Ronald C. Kaufman
Kaufman & Associates, PLLC